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                                                                       Exhibit A


               ON Technology Organizational Changes: Streamlines
                            Sales and Marketing Team

Cambridge, Mass (July 21, 1999) ON Technology Corporation (Nasdaq: ONTC) today announced that it has implemented several measures to streamline its senior sales and marketing staff. Hans-Till Freiherr von Ruexleben, presently vice president, professional support, has been promoted to vice president, North American Sales and Support. In this position, he replaces Robert Orr, vice president, North American sales, who has resigned to pursue other non-competing interests. Mr. von Ruexleben's new position will also encompass responsibilities for tactical marketing. Roy Sanford, vice president, worldwide marketing, also resigned.

"Till brings to his new position an outstanding track record of performance, both at ON as well as in his prior engagements," said Herman Delatte, ON's president and CEO. Before joining ON, Mr. von Ruexleben was the founder and Managing Director of the German-based csd Software GmbH, where he developed and successfully marketed what today is ON Technology's cornerstone product--ON Command CCM. Under Mr. von Ruexleben's leadership, csd grew to more than 50 employees and revenues in excess of $10 million. ON Technology acquired csd in 1997.

Before founding csd, Mr. von Ruexleben served as Quality Manager at Siemens Nixdorf AG, where he consulted leading corporations on network architecture, backup strategy and network management. Prior to his tenure at Siemens, he was responsible for establishing the first Client/Server applications and PCs at IDV (Individuelle Datenverarbeitung) Manager at Bayerische Landesbank in Munich. Mr. von Ruexleben holds the equivalent of the Master of Computer Science degree. He has attended post-graduate classes in Business Administration.

"We strongly feel that Till is optimally qualified to lead ON's North American sales and support efforts," said Mr. Delatte. "His experience at csd is particularly valuable since he has proven that he clearly understands and can communicate the value that our solution brings to the marketplace. Furthermore, since 1997, Till has played an indispensable role in ON's global account management efforts. We are happy to welcome him in his new capacity."
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About ON Technology Corporation

ON Technology Corporation is a publicly held company based in Cambridge, Massachusetts. Founded in 1985, ON Technology provides open and scalable desktop management solutions that result in financial, operational and strategic benefits for enterprise networks. More information about ON Technology can be found at www.on.com.
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ON Technology, ON Command CCM and Meeting Maker are registered trademarks of ON
Technology Corporation.
               All other brand names and trademarks are properties of their respective owners.

The statements in this news release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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